Exhibit 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (hereinafter the “Agreement”), is entered into and effective as of September 1, 2007, between JOHN T. La DUC (hereinafter “Consultant”) and FOSTER WHEELER INC., a Delaware corporation (collectively with its direct and indirect parents, subsidiaries and affiliates, the “Company” or “FW”).
     WHEREAS, Consultant retired as an employee of Foster Wheeler Inc effective August 13, 2007; and
     WHEREAS, FW desires to retain Consultant to provide certain services to FW as specified herein; and
     WHEREAS, Consultant is able to provide said services and desires to provide the same to FW, its affiliates, and its representatives on the terms and conditions set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree as follows:
1.	Term. The term of this Agreement shall commence as of September 1, 2007 and shall continue in effect through February 29, 2008. Termination of this Agreement, except for cause, before February 29, 2008, may occur only by mutual consent or the death or permanent and total disability of Consultant as a result of bodily injury, disease or mental disorder. This Agreement may be renewed for such term, and upon such terms and conditions, as the parties may agree in a further writing.

2.	Consulting Services.
2.1. Consultant shall perform non-exclusive consulting services for FW primarily in the nature of the services provided when consultant was Executive Vice President & Chief Financial Officer of FW, which employment ended on August 13, 2007. A listing of subject areas in which FW and Consultant have agreed that Consultant will provide services to the Company is attached to this Agreement and incorporated herein by reference.
2.2. Any additional services by Consultant beyond those referenced in Article 2.1 above shall be performed by Consultant only as agreed between Consultant and FW’s CFO.
2.3. Consultant shall at all times act in accordance with his own best judgment, experience and expertise as an independent Consultant. Consultant shall routinely communicate the status and progress of the services being performed by Consultant to FW’s CFO.
2.4 Consultant may perform consulting services and/or serve on boards of directors for persons other than FW so long as such other services do not present a conflict of interest for Consultant. Consultant shall advise FW if he enters into any agreements to perform consulting services for any other entity or has agreed to serve on the board of directors of any other entity. Consultant will arrange his schedule and other work to ensure that FW work remains the primary priority for Consultant’s time. Should Consultant request a waiver of any potential conflict with respect to either other services or time, FW will not unreasonably withhold its consent to such waiver.
3.	Fees and Reimbursements/Invoices.
     3.1. Consultant’s compensation will be as follows:
     3.1.1. A base fee of $14,400 per month (“Base Fee”), exclusive of expenses, for which Consultant will provide up to 36 hours of services. The Consultant’s mere travel time (i.e. time when Consultant is traveling, but not also performing other types of work) will be counted at one-half the number of hours spent so traveling, and there will be no premium for weekend or holiday work.
     3.1.2. Monthly hours worked in excess of 36, up to a maximum of 104 (“Additional Fee”), exclusive of expenses, will be billed at $400 per hour, subject to the same terms and conditions for travel, weekend and holiday work as provided in Article 3.1.1. In the absence of a written agreement signed by Consultant and FW, Consultant shall neither work, nor be paid for, more than 104 hours per month.
     3.2. Consultant’s compensation and expense reimbursement shall be paid as follows:
     3.2.1 Beginning in September 2007 and each month thereafter during the term of the Agreement, Consultant’s Base Fee will be paid automatically in advance by FW by wire transfer monthly on the first business day between the first and fifth day of the month.
     3.2.2 Beginning in October 2007 and each month thereafter during the term of the Agreement, by the fifth day of the month, Consultant will provide an invoice for the previous month that provides a summary of time and activities as to the Base Fee, and a reasonably detailed description of services and time, rounded up to the nearest tenth of the hour, for any Additional Fee earned during the previous month. Consultant will also submit a reasonably detailed schedule of expenses for reimbursement including receipts. Bills and receipts may be submitted electronically.

     3.2.3 Statements for services and requests for expense reimbursement shall be submitted to
Foster Wheeler, Inc.
Attn: Franco Baseotto, Executive Vice President and CFO
Perryville Corporate Park
Clinton, NJ 08809-4000
Fax: (908) 730-5300
E-mail : franco_baseotto@fwc.com
     3.2.4 FW will promptly review the statements submitted with respect to the Additional Fee and requests for expense reimbursement, and will pay all undisputed Additional Fee and expense reimbursement amounts within 15 days of FW’s receipt of such statement. Questions regarding any Additional Fee and/or expenses will be addressed promptly with a view toward reaching an agreement, and payment for any questioned Additional Fee and/or expense amounts will be paid on the later of 15 days after the statement was received or 10 days after the questions are resolved. As to the Base Fee, FW may request additional information concerning the content of the Base Fee description and time but may not withhold payment of the Base Fee.
3.3 If this Agreement is terminated before its expiration date as a result of Consultant’s death or disability, FW shall pay Consultant or his estate any Additional Fees that he earned prior to his death or disability, but shall have no further obligation pursuant to Article 3 of this Agreement. If this Agreement is terminated before its expiration date for “Cause,” FW shall have no further obligation pursuant to Article 3 of this Agreement. For the purposes of this Agreement, “Cause” shall have the same meaning as in the Employment Agreement (as defined in Article 4 of this Agreement). If FW otherwise terminates this Agreement before its expiration date, FW shall remain liable for the Base Fees otherwise due through the expiration date, but shall have no further obligation pursuant to Article 3 of this Agreement.
4.	No Employee Benefits. Consultant and FW agree that Consultant (including his employees and agents) shall not be entitled to participate in any employee benefit plans or arrangements or fringe benefit plans or programs or payroll practice maintained or contributed to by FW or its affiliates for their employees as a result of providing consulting services or otherwise with relation to this Agreement, provided, however, it is understood that Consultant may be entitled to certain benefits related to his April 14, 2004 employment agreement with Foster Wheeler Ltd., as amended, (“Employment Agreement”) and his retirement from FW, which entitlement shall not be affected by this Agreement. Consultant hereby waives any and all claims to any Company sponsored benefits related to his provision of consulting services or otherwise with relation to this Agreement even if Consultant (including his employees and agents) at a later date is determined or adjudged to be a common law or statutory employee of the Company as a result of performing the consulting services under this Agreement. Accordingly, there will be no withholdings from the compensation described in Articles 2 and 3 above.
5.	Nature of Relationship.
5.1. It is expressly acknowledged and agreed that, in performing any consulting services pursuant to this Agreement, Consultant shall be an independent contractor to FW and Consultant shall not be considered as having employee or agent status with respect to FW or any of its subsidiaries or affiliates for any purpose. Accordingly, FW shall not supervise, control or direct the manner or means by which Consultant performs the consulting services, and Consultant shall have no authority to contractually bind FW without FW’s express written consent.
5.2. Consultant shall be solely responsible for payment of all Federal, state and local taxes arising out of or imposed on Consultant as a result of Consultant’s performance of the consulting services or receipt of the compensation described in Articles 2 and 3 above, including by way of illustration but not limitation, Federal, state and local income taxes, Social Security taxes or social insurance obligations and any other taxes or business license fees required to be paid by Consultant by applicable law. FW shall not carry workers’ compensation insurance or any health or accident insurance to cover Consultant nor pay any amounts on account of Consultant for purposes of Social Security or social insurance, unemployment insurance, or Federal, state or local withholding and employment taxes, and shall not provide any other contributions or benefits on account of the Consultant which might be required or customary in connection with an employer-employee relationship.
5.3. Consultant agrees to indemnify and hold harmless FW and its subsidiaries and affiliates, and their respective directors, officers and employees (“FW Indemnified Parties”), from and against any taxes, penalties, interest, liabilities, costs or expenses (including, without limitation, reasonable attorney’s fees and disbursements) incurred by FW Indemnified Parties arising out of or related to Consultant’s material breach of his obligations under Article 5.2 hereof. Consultant agrees to reimburse FW and its subsidiaries and affiliates for any amounts that the Internal Revenue Service and/or any state or local tax authority claims should have been withheld by FW from monies paid to Consultant in accordance with this Agreement or as a result of the reclassification of Consultant as an employee of FW or its subsidiaries or affiliates or a determination that FW or any of its subsidiaries or affiliates shall be considered the employer of Consultant for any purpose.
6.	Indemnity. The Company agrees to the provisions of Annex 1 hereto which provide for indemnification by the Company of Consultant. Such indemnification is an integral part of this Agreement and the terms thereof are incorporated by reference as if fully stated herein. The Consultant shall indemnify and hold harmless FW Indemnified Parties from and against any Losses (as defined in Annex 1 hereto) directly or indirectly related to Consultant’s breach of this

Agreement, or gross negligence, willful misconduct, bad faith or fraud in conjunction with the Consulting Services to be provided under this Agreement; provided, however, that the Consultant shall not be required to indemnify a FW Indemnified Party for such Losses unless and until it is finally judicially determined by a court of competent jurisdiction that such Losses arose primarily because of the gross negligence, willful misconduct, bad faith or fraud of Consultant.
7.	Survival
The provisions of Articles 4, 5, 6, and 8-18, and any other provisions necessary to carry out the intentions of the parties as expressed herein, shall survive the termination or expiration of this Agreement.
8.	Covenants of Consultant.
8.1. Consultant acknowledges that he has acquired and will acquire knowledge of information relating to the confidential affairs of FW and its subsidiaries and affiliates, including, but not limited to, financial information, technical information, intellectual property, business and marketing plans, strategies, customer information, process material, methodologies, manuals and strategic options and models (collectively, “Confidential Information”). Consultant agrees that during and after the time during which he provides Consulting Services (“Term”), he (i) will hold inviolate, keep secret and will not divulge, transmit, or otherwise disclose the Confidential Information (except as legally compelled by court order, and then only to the extent required, after prompt notice to FW of any such order), directly or indirectly, other than in the proper performance of the Consulting Services, without the prior written consent of FW, and (ii) not use, directly or indirectly, any Confidential Information for the benefit of anyone other than FW or such subsidiary or affiliate; provided, however, that Consultant shall have no obligation to refrain from disclosing to others or using any such Confidential Information which is or hereafter shall become available to the public other than through disclosure by the Consultant.
8.2. All Confidential Information, files, records, or correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to FW or its subsidiaries or affiliates, whether prepared by Consultant or otherwise coming into his possession in the course of the performance of the Consulting Services, shall be the exclusive property of FW and shall be delivered to FW or destroyed, as applicable, and not retained by Consultant (including, without limitation, any copies or excerpts thereof), promptly upon request by FW.
8.3. During, and for the period specified in the Employment Agreement, Consultant shall not (i) in any way request, suggest or advise any customer of the Company to withdraw or cancel any of their business or refuse to continue to do business with the Company, or (ii) recruit, hire, solicit or induce any current employee of the Company to end his or her employment with the Company. For purposes of this Article 8, “current employee” shall mean any employee of FW on September 1, 2007 or anyone who becomes an employee of FW during the Term of this Agreement.
9.	Irreparable Harm. In the event of the breach or threatened breach of Article 8 of this Agreement by Consultant, Consultant acknowledges that FW would have no adequate remedy at law and, in the event of such breach, FW would be irreparably harmed and shall, therefore, be entitled to injunctions, both preliminary and final, enjoining and restraining such breach or threatened breach. Such remedies shall be in addition to all other remedies available at law or in equity (including FW’s rights under this Agreement).

10.	Successors and Assigns; Binding Effect. The Consulting Services are of a unique and specialized nature, to be rendered by Consultant as provided in Article 1 above in reliance upon his unique knowledge and experiences. Consequently, this Agreement and all rights and obligations hereunder are personal to Consultant, and Consultant shall not assign his interest in, or delegate his duties under, this Agreement, and any purported assignment in violation hereof shall not be valid or binding on FW. The benefits of this Agreement and the indemnification and other obligations of the Company to Consultant contained in Annex 1 hereto shall inure to the respective successors and assigns of the parties hereto and thereto and of the indemnified parties, and the obligations and liabilities assumed in this Agreement and Annex 1 by the parties hereto and thereto shall be binding upon their respective successors and assigns. This Agreement shall be binding upon and inure to the benefit of FW and its successors and assigns.

11.	Governing Law and Venue. This Agreement has been negotiated, executed and delivered at and shall be deemed to have been made in Clinton, New Jersey. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to such State’s principles of conflicts of laws. Regardless of any present or future domicile or principal place of business of the parties hereto, each such party hereby irrevocably consents and agrees that any and all claims or disputes between the parties hereto pertaining to this Agreement or to any matter arising out of or related to this Agreement shall be brought in any State or Federal court of competent jurisdiction in the State of New Jersey. By execution and delivery of this Agreement, each party submits and consents in advance to such jurisdiction in any action or suit commenced in any such court. Each party hereto hereby waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. The Company and the Consultant each consent to the service of process in accordance with New Jersey Law.

12.	Severability. If any clause or provision herein shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision herein, which shall remain in full force and effect. To the extent any provision is held invalid or unenforceable for being overly broad, it is the intention of the parties hereto that the court enforce such provision to the limits of proper scope.
13.	Entire Agreement. This Agreement contains the entire agreement between Consultant and FW regarding his consulting arrangement with the Company, and it shall supersede any and all other prior agreements, arrangements, or understandings, whether oral or written, regarding Consultant’s consulting arrangement other than as set forth in this Agreement, provided, however, that it is understood and agreed that Consultant’s contractual rights and obligations as a former employee of Foster Wheeler Inc. and its affiliate Foster Wheeler Ltd. are governed by his Employment Agreement. If there is any irreconcilable conflict between the Employee Agreement and this Agreement, the Employee Agreement shall govern.

14.	Modification. This Agreement may not be modified, changed, extended or discharged orally, but only by an agreement that is in writing and executed by the party against whom enforcement of any change, modification, extension or discharge is sought. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No waiver shall be valid hereunder unless it is in writing and executed by the party granting the waiver.

15.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.	Construction. The Company and the Consultant acknowledge that this Agreement was the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

17.	Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company at the Company’s principal place of business to the attention of the Executive Vice President & Chief Financial Officer, and
if to Consultant, at 1 Laurelwood Drive, Bernardsville, NJ 07924,
or to such other address as either party shall have designated in writing to the other party hereto.

18.	No Conflict. Consultant represents and warrants to FW that (a) Consultant is not a party to any agreement, contract or arrangement which prohibits Consultant’s engagement with FW pursuant to this Agreement and, (b) Consultant has not and will not, in violation of any contract to which he is a party, bring with Consultant to his engagement with FW any documents, records or other confidential information belonging to others.
IN WITNESS WHEREOF, this Consulting Agreement has been executed by Consultant and FW executed on the dates set forth on the signature page of this Agreement but effective as of September 1, 2007.

JOHN T. La DUC
/s/ John T. La Duc

FOSTER WHEELER INC.
By:	/s/ Franco Baseotto
	Name:	Franco Baseotto
	Title:	Executive Vice President & Chief Financial Officer

List of Subject Areas as to which Foster Wheeler Desires and Consultant Agrees to Provide Services
•	U.S. Pension and Savings Plans

•	U.K. Pension Plan

•	Asbestos Accounting and Disclosure

•	SEC filings

•	Investor Relations

•	Audit Committee Preparations

•	External Auditor Matters

•	Rating Agency Matters

•	Credit Agreements

•	M&A Due Diligence

     ANNEX 1
INDEMNITY
The Company shall indemnify and hold harmless Consultant and its officers, directors, shareholders, employees, agents and other representatives (each an “Indemnified Person”) from and against any losses, claims or proceedings, including, without limitation stockholder actions, damages, judgments, assessments, investigation costs, settlement costs, fines, penalties, arbitration awards any and other liabilities, costs, fees and expenses, including reasonable attorneys’ fees and expenses (collectively, “Losses”) (a) directly or indirectly related to or arising out of (i) oral or written information provided by the Company, the Company’s employees, directors or other agents, which either the Company or Consultant provides to any person or entity or (ii) any other action or failure to act by (A) the Company, the Company’s employees, directors or other agents or (B) the Consultant at the Company’s request or with the Company’s consent, in each case in connection with, arising out of, based upon, or in any way related to this Agreement, the retention of and services provided by Consultant under this Agreement, or any transaction authorized by the Company; or (b) otherwise directly or indirectly in connection with, arising out of, based upon, or in any way related to the engagement of Consultant under this Agreement or any transaction or conduct in connection therewith, provided that the Company shall not be required to indemnify an Indemnified Person for such Losses if and only to the extent that it is finally judicially determined by a court of competent jurisdiction that such Losses arose primarily because of the gross negligence, willful misconduct, bad faith or fraud of any Indemnified Person. The Company also shall indemnify and hold harmless Consultant from and against any Losses directly or indirectly related to Company’s material breach or non-performance of this Agreement.
The Company shall advance all reasonable legal or other fees, disbursements or expenses incurred or to be incurred (a) in investigating, preparing or pursuing any action or other proceeding (whether formal or informal) or threat thereof, in connection with pending or threatened litigation or arbitration and whether or not such Indemnified Person is a party (each, an “Action”) and (b) in connection with enforcing Consultant’s rights under this Agreement; provided, however, that in the event and only to the extent that it is finally judicially determined by a court of competent jurisdiction that the Losses of an Indemnified Person arose primarily because of the gross negligence, willful misconduct, bad faith or fraud of such Indemnified Person, such Indemnified Person will promptly remit to the Company any amounts reimbursed under this paragraph.
Upon receipt by an Indemnified Person of notice of any Action, such Indemnified Person shall notify the Company in writing of such Action, but the failure to so notify shall not relieve the Company from any liability hereunder (i) if the Company had actual notice of such action or (ii) unless and only to the extent that such failure results in the forfeiture by the Company of substantial rights and defenses. The Company shall, if requested by such Indemnified Person, assume the defense of any such Action including the employment of counsel reasonable satisfactory to such Indemnified Person and will not, without the prior written consent of such Indemnified Person, settle, compromise, consent or otherwise resolve or seek to terminate any pending or threatened Action (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination (a) contains an express, unconditional release of such Indemnified Person from all liability relating to such Action and (b) does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person. The Indemnified Person shall be entitled to retain separate counsel of his choice and participate in the defense of any Action in connection with any of the matters to which this Agreement relates, but the fees and expenses of such counsel shall be at the expense of such Indemnified Persona unless (x) the parties to any such Action (including any impleaded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to the Company; provided that the Company shall not in such event be responsible under this Agreement for the fees and expenses of more than one firm of separate counsel (in addition to local counsel) in connection with any such Action in the same jurisdiction.
The rights of Consultant hereunder shall be in addition to any other rights that Consultant may have at common law, by statute or otherwise. Except as otherwise expressly provided for in this Agreement, if any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall all remain in full force and effect and shall in no way be affected, impaired or invalidated. The reimbursement advancement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of Consultant’s services under or in connection with, this Agreement.